Exhibit 99.1

National American University Announces Reaffirmation of Higher Learning Commission Accreditation

Rapid City, South Dakota, February 3, 2015 — National American University Holdings, Inc. (the “Company”) (NASDAQ: NAUH), which through its wholly owned subsidiary operates National American University (“NAU” or the “University”), a regionally accredited, proprietary, multi-campus institution of higher learning, today announced that NAU’s accreditation has been reaffirmed by the Institutional Actions Council of the Higher Learning Commission (“HLC”), effective January 26, 2015, for a period of 10 years.

Chicago-based HLC is recognized by the United States Department of Education and Council for Higher Education Accreditation as having responsibility for overseeing higher education institutions in the central United States. HLC is the principal accreditor of NAU and its academic programs.

Ronald L. Shape, Ed.D., Chief Executive Officer of the Company, stated, “National American University had the privilege of hosting a comprehensive visit for reaffirmation of the University’s regional accreditation by the Higher Learning Commission in September. An eight-member peer review team conducted a review of our self-study document and visited the University’s central administration offices in Rapid City, SD, as well as eight other locations throughout the university system. Faculty and staff from across the university system worked diligently to produce an exceptional self-study document outlining our strengths and opportunities for improvement. The University was formally notified on January 30, 2015, by the HLC that National American University has received continued accreditation for 10 years.

“We believe the HLC’s reaffirmation of NAU’s regional accreditation is validation of the quality and integrity of our various academic programs. We will continue to work hard to uphold the standards of regional accreditation and look forward to continuing to help guide our students toward success as they make progress toward their academic and career goals.”

About National American University Holdings, Inc.

National American University Holdings, Inc., through its wholly owned subsidiary, operates National American University (“NAU”), a regionally accredited, proprietary, multi-campus institution of higher learning offering associate, bachelor’s, master’s, and doctoral degree programs in technical and professional disciplines. Accredited by the Higher Learning Commission and a member of the North Central Association of Colleges and Schools, NAU has been providing technical and professional career education since 1941. NAU opened its first campus in Rapid City, South Dakota, and has since grown to multiple locations throughout the United States. In 1998, NAU began offering online courses. Today, NAU offers degree programs in traditional, online, and hybrid formats, which provide students increased flexibility to take courses at times and places convenient to their busy lifestyles.

Contact Information:
National American University Holdings, Inc.
Dr. Ronald Shape
605-721-5220
rshape@national.edu

Investor Relations Counsel
The Equity Group Inc.
Carolyne Y. Sohn                                                                                   Adam Prior
415-568-2255                                                                                            212-836-9606
csohn@equityny.com                                                                            aprior@equityny.com